UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2019

CHEMBIO DIAGNOSTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 Horseblock Road, Medford, New York 11763
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (631) 924-1135

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.          Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2019, we, through our wholly owned subsidiary Chembio Diagnostic Systems Inc., entered into a Company Lease and a Lease and Project Agreement, each dated as of February 1, 2019 and together referred to as the Agreements, with the Suffolk County Industrial Development Agency, or the Suffolk County IDA. Pursuant to the Agreements, (i) we will sublease to the Suffolk County IDA a 4.95 acre parcel of land located at 555 Wireless Boulevard in Hauppauge, New York, which we refer to as the Property, and (ii) Suffolk County IDA in turn will sublease the Property to us, for annual rent payments of $1.00, for our primary use as office, research and development, and warehouse space. The Agreements are scheduled to terminate on February 28, 2030.

In addition to the annual rent payment, we will make payments, which we refer to as the Pilot Payments, to various taxing authorities in lieu of taxes and assessments, commencing with the 2019/2020 School Tax Year and 2020 General Tax Year. We will be responsible for implementing improvements to the facility located at the Property and maintaining a minimum number of full-time equivalent employees throughout the term, which minimum number may increase at specified threshold dates.

As the result of the Agreements, we expect to benefit from tax savings during the term of the Agreements, including being granted a sales tax exemption on the purchase or lease of certain goods and services. The benefits provided to us pursuant to the terms of the Lease and Project Agreement are subject to claw back upon certain specified recapture events, including events of default. The percentage of benefits subject to the claw back depends on when during the term a recapture event occurs. In addition to the claw back, upon the occurrence of an event of default, the Suffolk County IDA may declare all amounts due and owing under the Lease and Project Agreement to be immediately due and payable, terminate the Lease and Project Agreement, and take certain other actions at law or in equity.

We may terminate the Lease and Project Agreement at any time with 45 days written notice to the Suffolk County IDA and payment of certain amounts due under the Lease and Project Agreement. Upon termination of the Lease and Project Agreement, we will pay: (i) to the taxing authorities, all Pilot Payments due and payable as of the date of termination; (ii) to the Suffolk County IDA, $1.00 for the purchase of the equipment located at the facility, any recapture benefits that are due and payable, and an amount certified by the Suffolk County IDA to be sufficient to pay all unpaid fees and expenses of the Suffolk County IDA incurred under the Agreements; and (iii) an amount sufficient to pay all other fees, expenses, or charges, if any, due and payable or to become due and payable under the Agreements and other related documents.

The foregoing descriptions do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Company Lease and a Lease and Project Agreement, which are included as Exhibits 10.1 and 10.2, respectively, to this report and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description set forth in Item 1.01 of this report, and the full text of the Company Lease and Lease and Project Agreement included as Exhibits 10.1 and 10.2 to this report, are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Company Lease dated February 1, 2019 between Chembio Diagnostic Systems Inc., as landlord, and Suffolk County Industrial Development Agency, as tenant

10.2	Lease and Project Agreement dated February 1, 2019 between Suffolk County Industrial Development Agency, as landlord, and Chembio Diagnostic Systems Inc., as tenant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

CHEMBIO DIAGNOSTICS, INC.

Dated: March 5, 2019	By:	/s/ John J. Sperzel III
John J. Sperzel III
Chief Executive Officer and President